Danka Business Systems PLC
Masters House, 107 Hammersmith Road
London W14 0QH England

June 11, 2008

VIA OVERNIGHT DELIVERY DCML LLC 595 Madison Avenue 17th Floor New York, NY 10020 Attn: Robert Andrade Rosty Raykov

RE:	Letter to the Board of Directors of Danka Business Systems PLC dated June 9, 2008

Dear Messrs. Andrade and Raykov:

On behalf of the members of the Board of Directors (the “Board”) of Danka Business Systems PLC (“Danka” or the “Company”), I write in response to your letter dated June 9, 2008, in order to correct some of the inaccuracies in your letter in connection with the proposed sale of Danka’s U.S. operating subsidiary, Danka Office Imaging Company (“DOIC”) to Konica Minolta Business Solutions U.S.A., Inc. (“Konica Minolta”), pursuant to the terms of the Stock Purchase Agreement, dated as of April 8, 2008 (as amended, the “Stock Purchase Agreement”), among Danka, Danka Holding Company and Konica Minolta, and the proposed subsequent “members voluntary liquidation” (the “MVL”) of Danka.

As previously described by Danka in its definitive proxy statement filed on May 30, 2008 (the “Definitive Proxy Statement”), in determining to proceed with the sale transaction, the Board considered a number of factors, including among others, the significant costs associated with trying to remain an independent player in an extremely competitive industry, the level of our indebtedness, our liquidity requirements, and the likelihood that the continued accretion in the value of our 6.50% convertible participating shares (the “Participating Shares”) would outpace the increase in the value of the Company, increasing the possibility of no return to the holders of ordinary shares (the “Ordinary Shares”) and American Depositary Shares (“ADSs”).

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The Board believes that the MVL will enable the net cash in the Company -- following closing of the sale transaction, the repayment of the Company’s outstanding indebtedness, including under the Company’s credit facilities provided by General Electric Capital Corporation (“GECC”), and after taking into account all other known actual and contingent liabilities and the costs and expenses of the MVL -- to be returned to Danka shareholders in the most cost effective and timely manner.

Since you appear to have become a shareholder of Danka only after the announcement of the sale of DOIC to Konica Minolta and proposed MVL, the Board believes that your stated reluctance to support the MVL may stem from a misunderstanding of the options available to the Company following a sale of DOIC to Konica Minolta, the capital structure of the Company (especially with respect to the relative rights of the holders of Danka’s Participating Shares and Ordinary Shares (and ADSs) under Danka’s articles of association) and the Company’s current fiscal condition. Let me use this opportunity to correct some of the inaccuracies in your letter.

“It is repeatedly suggested that the failure to approve the proposed transactions, exactly as presented, will likely place the company in irreversible fiscal peril. We believe that any such implication regarding the Company’s fiscal soundness is factually incorrect, a biased gloss on the circumstances, designed to elicit shareholder votes in favor of the Board’s proposals.”

If the sale is not completed by June 30, 2008, the Board believes that Danka will have limited financial options.

As of July 1, 2008, the multiple of Danka’s adjusted EBITDA, through which the credit limit of the GECC credit facilities is calculated, is to be reduced. This reduction will reduce Danka’s borrowing capacity and require the Company to repay any outstanding indebtedness above the new capacity limit of the GECC credit facilities. The Board believes a repayment of approximately $40 million will therefore be required on July 1, 2008 to cover the outstanding indebtedness at that date. Further, the Board also believes that Danka will be in breach of its financial covenants under the GECC credit facilities as of July 1, 2008.

If the proceeds of the sale are not received before July 1, 2008 the Board does not believe the Company will be able to finance the forecast debt repayment obligations. Such a default in repayment and/or the anticipated breach of

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the financial covenants could ultimately lead to the withdrawal of the GECC credit facilities. In fact, the Company’s current lenders have only been willing to continue to fund our liquidity requirements in the face of a sale transaction that could be achieved on a definitive timetable and on terms satisfactory to the current lenders. Were such a withdrawal of the GECC credit facilities to occur the Board would be forced to negotiate new credit facilities. While the Board believes that new credit facilities could be obtained to allow sufficient time for the sale to be completed post-July 1, 2008, the Board further believes that any new credit facilities would be on less favorable terms than the existing facilities, in particular with regard to interest rate, use of free cash and repayment schedule, all of which would erode the value available to holders of the Participating Shares and Ordinary Shares (including ADSs).

“[T]he Board’s core justification for granting Cypress shareholders more than 17x the distribution that will be given to ordinary shareholders is that the Cypress shareholders’ liquidation preference compels this outcome in a voluntary liquidation. But this merely begs the question of why the company necessarily must be liquidated following the sale of DOIC.”

The sale of DOIC to Konica Minolta will result in the sale of the Danka group’s remaining operating businesses. As a result, should the sale be completed, the Company has no reason to continue to exist, and the Board believes the net cash remaining in the Company should be returned to Danka’s shareholders.

As a UK company, we believe that the MVL enables the net cash in the Company, following the repayment of the Company’s outstanding indebtedness, to be returned to Danka shareholders in the most cost effective and timely manner. We have also concluded that all other practical alternatives available to distribute the proceeds from the sale of DOIC would likely result in the Participating Shareholders receiving all such proceeds, and Ordinary Shareholders and ADS holders receiving nothing.

“As an alternative to cash redemption of the participating shares at the “as converted” ordinary share value, the Company may elect instead to convert the participating shares into ordinary shares at a conversion price of $3.11 per ordinary share, or $12.44 per ADS (2). Notably, if the Company were to convert the participating shares into ordinary shares, participating shareholders would receive approximately 120,851,920 ordinary shares, representing 32% of the total shares outstanding.”

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Your interpretation of the Company’s right to convert the Company’s Participating Shares under Danka’s articles of association is incorrect. Danka does not have the right to force the holders of the Participating Shares to convert those shares into Ordinary Shares as you suggest. Under Danka’s articles of association (and as further noted in the November 1999 proxy statement from which you quoted), Danka’s only right is to redeem the Participating Shares, for cash, in whole but not in part, at a price equal to the greater of (a) 100% (or 101% were the Participating Shareholders to demand redemption upon a change of control) of the effective liquidation return (currently approximately $372 million) and (b) the then market value of the Ordinary Shares into which the Participating Shares are convertible (e.g., 120,851,920 Ordinary Shares x the proposed payment of $0.025 per Ordinary Share = $3,021,298), in each case plus accumulated and unpaid dividends from the most recent dividend payment date. Danka does not possess the financial ability to redeem the Participating Shares at this time, and the Board does not believe that it will have that ability in the foreseeable future.

Only if the market value of the Ordinary Shares (as described in clause (b) above) were greater than the liquidation return (as described in clause (a) above) could Danka instead decide to convert the Participating Shares, instead of a redemption in cash, into the number of Ordinary Shares into which they are convertible. Since the market value of the Company’s Ordinary Shares into which the Participating Shares are convertible is substantially below the liquidation return of approximately $372 million, the Company’s option to convert the Participating Shares into Ordinary Shares in lieu of a cash redemption is not available.

Therefore, the Board’s determination that the holders of the Participating Shares are entitled to all the distributable proceeds of the Company in the MVL under Danka’s articles of association remains correct, and the agreement reached with the Cypress shareholders by the independent committee of the Company’s Board, which entitles the holders of the Company’s Ordinary Shares, including ADSs, to be paid a cash amount equal to $0.025 per Ordinary Share, or $0.10 per ADS, in the MVL is more than fair and equitable to the holders of Ordinary Shares and ADSs.

“The distribution detailed above sharply contrasts with what the Board has proposed and the Committee has endorsed – namely paying Cypress in the best case $115 million or 3.80 per ADS or in the worst case $105 million or $3.48 per ADS, after making payment to the ordinary and ADS shares of less than $7 million ($0.10 per ADS).”

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Many of the numbers used in your letter regarding the current value of the Company and the costs associated with the sale transaction and the MVL are incorrect. Rather, as described in the Definitive Proxy Statement, the Board expects that, in aggregate, approximately $50 million plus (as discussed below) the remaining escrow proceeds, if any, will be available to the holders of Participating Shares. The Cypress Group, as the holder through its affiliates of 92% of the Participating Shares, would expect to receive $46 million in the MVL, far less than the $105 - $115 million you have stated.

For example, you stated that the amount of the debt repayment to GECC is $122 million. As described in the Definitive Proxy Statement, assuming that the Company completes the sale of DOIC on or about June 27, 2008, the amount to be paid to GECC is approximately $150 million. Second, Konica Minolta is purchasing all of the assets and assuming all of the liabilities of DOIC, so the $25 million of assets and $8 million of liabilities that you noted in your analysis are, in fact, already built into the purchase price. Finally, you neglected to deduct the $25 million of sale proceeds to be placed in an escrow account established for the benefit of Konica Minolta under the Stock Purchase Agreement.

 While the $50 million expected to be available to the holders of Participating Shares does not include any remaining proceeds from the escrow account described above, such proceeds are to be held for a period of up to four (4) years, and are subject to future indemnification claims, if any, by Konica Minolta. In other words, such proceeds are by no means guaranteed. Note also that this expected return to the holders of the Participating Shares is less than 20% of the accreted value of the Participating Shares and far less than “17x” the distribution that will be given to the Ordinary Shareholders and ADS holders as posited in your letter.

The holders of the Participating Shares have also entered into an agreement to irrevocably and unconditionally direct and instruct the liquidators to pay to the holders of Ordinary Shares (including ADS holders) a cash amount equal to $0.025 per ordinary share, or $0.10 per ADS, in the MVL, prior to any distribution of the proceeds of the MVL to the holders of the Participating Shares. While the decision both as to the quantum and timing of the distributions in the MVL will be for the liquidators to determine in accordance with their duties as such, the Board believes that such assets will be available to ensure that the holders of Ordinary Shares (including ADSs) will receive the agreed allocation described above.

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As a result, the risk of a reduced or no return in the MVL lies mainly with the holders of the Participating Shares, who will likely wait many months before receiving a distribution, and with respect to the amounts held in escrow, they will wait years before a final payment.

“It is also hard to understand why, before endorsing this outcome, the Board did not secure a fairness opinion from its financial advisor that a distribution of less than $7 million to ordinary and ADS shares is fair and reasonable. In a thorough and diligent process, the Board would have obtained such an opinion.”

As described in the Company’s Definitive Proxy Statement, an independent committee of the Board and the Board considered the utility of obtaining a fairness opinion as it related to the consideration to be received by the ordinary shareholders of Danka in the MVL, but decided not to request such an opinion because, under the terms of Danka’s articles of association, the holders of Danka’s Ordinary Shares (including ADSs) would not be entitled to receive any portion of the amount which is expected to be available for distribution to Danka’s shareholders in the MVL (as described above). The independent committee obtained legal advice to this effect and was informed by its financial advisor that a fairness opinion on the matter, if obtained, would simply reflect the legal advice.

As a result, because the Participating Shareholders agreed to irrevocably and unconditionally direct and instruct the liquidators to pay to the holders of Danka’s Ordinary Shares (including ADSs) the agreed allocation, the independent committee and the Board concluded that the holders of Danka’s Ordinary Shares (including ADSs) would receive greater consideration than they would otherwise have received under the terms of Danka’s articles of association.

“[I]n our view the Company’s potential liquidity difficulties can be negotiated and surmounted. Given our understanding of the working capital dynamics affecting the Company’s business, and its credit facilities, we believe that the proxy has not accurately portrayed the universe of options available to the Company short of bankruptcy or liquidation. Simply put, the Company should be able to meet its obligations under its GE credit line through the use of conventional financial management strategies; these obligations are in no way justification for liquidation.”

As described above, given the Company’s liquidity position and the situation surrounding the Company’s existing debt obligations, and the fact that the sale of DOIC to Konica Minolta constitutes the sale of Danka’s remaining

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operations, the Board determined that the MVL is the only practical alternative to enable the net cash in the Company, following closing of the sale transaction, to be returned to Danka shareholders in a cost effective and timely manner, and which provides a return to the holders of Ordinary Shares and ADSs.

“In conclusion, we are not opposed to the sale of DOIC to KOM at the proposed price.  It is clear however that the Board has failed its majority shareholders in negotiating the Cypress transaction.  For the reasons detailed above, we have concluded that we cannot support the voluntary liquidation of the Company and intend to vote against it.”

As you note elsewhere in your letter, the sale of DOIC to Konica Minolta is conditioned upon approval of the MVL by Danka’s shareholders. Having,  we hope, corrected your misunderstandings surrounding Danka and the proposed transactions, we urge you to reconsider your conclusion that you cannot support the MVL.

We believe the proposed transactions are reasonable and are in the best interests of Danka and its shareholders as a whole. On behalf of the Board, I thank you for your interest and support of the Company and its employees and appreciate your consideration of this matter.

Very truly yours,

A.D. Frazier
Chairman and Chief Executive Officer